UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under to §240.14a-12

GLADSTONE INVESTMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

GLADSTONE INVESTMENT CORPORATION

1521 Westbranch Drive, Suite 100, McLean, Virginia 22102

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2023

To the Stockholders of Gladstone Investment Corporation:

Notice Is Hereby Given that a Special Meeting of Stockholders (the “Special Meeting”) of Gladstone Investment Corporation, a Delaware corporation (the “Company”), will be held on November [●], 2023, at 11:30 a.m. Eastern Time. The Special Meeting will be a completely “virtual meeting.” You will be able to attend the meeting, as well as vote and submit your questions during the live webcast of the meeting, by visiting www.virtualshareholdermeeting.com/GAIN2023SM and entering the company number and control number included on your proxy card or in the instructions that accompany your proxy materials.

At the Special Meeting, you will be asked to consider and vote upon the following proposal:

(1)	To approve a new investment advisory agreement between the Company and Gladstone Management Corporation, the Company’s investment adviser.

The foregoing item of business is more fully described in the Proxy Statement accompanying this Notice.

We intend to mail these materials on or about September [●], 2023 to all stockholders of record entitled to vote at the Special Meeting. Our Board of Directors has fixed the close of business on September [●], 2023 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be

held on November [●], 2023 at 11:30 a.m. Eastern Time, virtually, in a live webcast at www.virtualshareholdermeeting.com/GAIN2023SM.

The Proxy Statement is also available at www.proxyvote.com.

By Order of the Board of Directors

Michael LiCalsi
General Counsel and Secretary

McLean, Virginia

September [●], 2023

ALL OF OUR STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING VIA WEBCAST. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, SUBMIT YOUR PROXY ELECTRONICALLY VIA THE INTERNET, OR VOTE BY PROXY OVER THE TELEPHONE, AS INSTRUCTED IN THESE MATERIALS. SUBMITTING YOUR PROXY OR VOTING INSTRUCTIONS PROMPTLY WILL ASSIST US IN REDUCING THE EXPENSES OF ADDITIONAL PROXY SOLICITATION, BUT IT WILL NOT AFFECT YOUR RIGHT TO VOTE IF YOU ATTEND THE SPECIAL MEETING (AND, IF YOU ARE NOT A STOCKHOLDER OF RECORD, YOU HAVE OBTAINED A LEGAL PROXY FROM THE BANK, BROKER, TRUSTEE OR OTHER NOMINEE THAT HOLDS YOUR SHARES GIVING YOU THE RIGHT TO VOTE THE SHARES AT THE SPECIAL MEETING).

GLADSTONE INVESTMENT CORPORATION

1521 Westbranch Drive, Suite 100, McLean, Virginia 22102

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

To Be Held On November [●], 2023

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this Proxy Statement and the enclosed proxy card because the board of directors (the “Board”) of Gladstone Investment Corporation (“we,” “us,” or the “Company”) is soliciting your proxy to vote at the special meeting of Company stockholders to be held on November [●], 2023 (the “meeting” or “special meeting”), including adjournments or postponements thereof, if any. You are invited to attend the special meeting to vote on the proposal described in this Proxy Statement, which meeting will take place through a live webcast by visiting www.virtualshareholdermeeting.com/GAIN2023SM. However, you do not need to attend the meeting through the webcast to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to vote by proxy over the telephone or through the Internet prior to the special meeting.

We intend to mail these materials on or about September [●], 2023 to all stockholders of record entitled to vote at the special meeting.

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE YOUR SHARES EITHER BY MAIL, BY TELEPHONE, OR THROUGH THE INTERNET.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON NOVEMBER [●], 2023:

The Notice of Special Meeting and this Proxy Statement are available at the following Internet address: www.proxyvote.com.

How can I attend the special meeting?

The meeting will be held on November [●], 2023, at 11:30 a.m. Eastern Time, virtually, in a live webcast on the website www.virtualshareholdermeeting.com/GAIN2023SM where you will be able to vote your shares during the meeting and submit any questions. You will need to enter the company number and the control number included on your proxy card or in the instructions that accompany your proxy materials to enter the meeting.

Who can vote at the special meeting?

Only holders of record of our common stock at the close of business on September [●], 2023 will be entitled to vote at the special meeting. On the record date, there were [●] shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on September [●], 2023, your shares were registered directly in your name with our transfer agent, Computershare, Inc., then you are a stockholder of record. As a stockholder of record, you may vote at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or through the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Held in the Name of a Broker, Bank, Nominee, or other Similar Organization

If at the close of business on September [●], 2023, your shares were held, not in your name, but in an account at a brokerage firm, bank, dealer, or other similar organization or nominee (collectively, a “Brokerage Firm”), then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that Brokerage Firm because the Brokerage Firm holding your account or its nominee is considered to be the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your Brokerage Firm regarding how to vote the shares in your account. You are also invited to attend the special meeting via live webcast on the website: www.virtualshareholdermeeting.com/GAIN2023SM. However, since you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from your Brokerage Firm.

What am I voting on?

There is one matter scheduled for a vote:

1.

To approve a new investment advisory agreement (the “New Advisory Agreement”) between the Company and Gladstone Management Corporation (the “Adviser”), the Company’s investment adviser (the “Proposal”).

How do I vote?

For the Proposal, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the special meeting, vote by proxy using the enclosed proxy card and return envelope, or vote by proxy over the telephone or through the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting via webcast and vote in person, even if you have already voted by proxy.

•

To vote virtually during the live webcast of the special meeting, please follow the instructions for attending and voting at the special meeting posted at www.virtualshareholdermeeting.com/GAIN2023SM. You will need the company number and control number included on the enclosed proxy card. All votes must be received by the inspectors of election appointed for the meeting before the polls close at the special meeting.

•

To vote using the enclosed proxy card, simply complete, sign, date, and return it promptly in the envelope provided. To be counted, we must receive your signed proxy card by 11:59 p.m. Eastern Time on November [●], 2023, the day prior to the special meeting.

•

To vote by proxy over the telephone, dial toll-free, [1-800-690-6903], using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number included on the enclosed proxy card. To be counted, we must receive your vote by 11:59 p.m. Eastern Time on November [●], 2023, the day prior to the special meeting.

•

To vote by proxy through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number included on the enclosed proxy card. To be counted, we must receive your vote by 11:59 p.m. Eastern Time on November [●], 2023, the day prior to the special meeting.

Beneficial Owner: Shares Held in the Name of Broker, Bank, Nominee, or other Similar Organization

If you are a beneficial owner of shares registered in the name of your Brokerage Firm, you should have received a proxy card and voting instructions with these proxy materials from that organization, rather than from us. Simply follow the instructions provided by your Brokerage Firm to ensure that your vote is counted. To vote virtually during the live webcast of the special meeting, you must obtain a valid proxy from your Brokerage Firm. Follow the instructions from your Brokerage Firm, included with these proxy materials, or contact your Brokerage Firm to request a proxy form.

How many votes do I have?

On all matters that properly come before the special meeting, you have one vote for each share of common stock that you owned as of the close of business on September [●], 2023.

How are votes counted?

Votes will be counted by the inspectors of election appointed for the special meeting, who will separately count “FOR,” “AGAINST” and “ABSTAIN” votes. The effects of abstentions on the Proposal are described below under the question “How many votes are needed to approve the Proposal?” We expect that Rachael Easton, our chief financial officer and treasurer, and Michael LiCalsi, our general counsel and secretary, will be appointed as the inspectors of election.

How many votes are needed to approve the Proposal?

Approval of the New Advisory Agreement requires the affirmative vote of a “majority of the outstanding voting securities” of the Company. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a “majority of outstanding voting securities” means the affirmative vote of the lesser of (a) 67% or more of the shares of the Company’s common stock present or represented by proxy at the special meeting if the holders of more than 50% of the outstanding shares of the Company’s common stock are present or represented by proxy at the special meeting or (b) more than 50% of the outstanding shares of common stock of the Company. Abstentions will have the effect of a vote “AGAINST” this proposal. If the Proposal is approved by the Company’s stockholders, the New Advisory Agreement is expected to be entered into by the relevant parties on the date following receipt of stockholder approval of the Proposal. If the Proposal is not approved by the Company’s stockholders, the Board will consider alternatives for the Company, including seeking subsequent approval of a different new investment advisory agreement by the Company’s stockholders.

What are “broker non-votes?”

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the Brokerage Firm or nominee holding the shares. If the beneficial owner does not provide voting instructions, the Brokerage Firm or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

Please note that to be sure your vote is counted on the Proposal, you should instruct your Brokerage Firm how to vote your shares. Because it is a non-routine proposal, your Brokerage Firm is not entitled to vote your shares without your instructions with respect to the approval of the New Advisory Agreement. Thus, if you do not vote or give your Brokerage Firm specific instructions on how to vote for you, your Brokerage Firm cannot vote with respect to the Proposal and your shares will not be treated as present for quorum purposes.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of all of our outstanding shares of common stock are represented by stockholders present at the meeting or by proxy. On the record date there were [●] shares of common stock outstanding and entitled to vote. Thus, [●] shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your Brokerage Firm or other nominee) or if you vote in person at the meeting. Abstentions will be counted towards the quorum requirement. Broker non-votes will not be treated as shares present for quorum purposes. If there is no quorum, the stockholders present and entitled to vote at the meeting may adjourn the meeting to another date.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card, or otherwise vote by proxy without making any voting selections, your shares will be voted “FOR” the Proposal. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on the enclosed proxy card) will vote your shares using his or her best judgment.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you wish to revoke your proxy after 11:59 p.m. Eastern Time on November [●], 2023, you may only do so at the special meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date specified thereon.

•	You may grant a subsequent proxy by telephone or through the Internet through www.proxyvote.com on a later date.

•	You may send a timely written notice that you are revoking your proxy to our secretary at 1521 Westbranch Drive, Suite 100, McLean, Virginia 22102.

•	You may attend the special meeting and vote virtually during the live webcast. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your Brokerage Firm, you should follow the instructions provided by your broker or bank.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts at your Brokerage Firm(s). Please follow the voting instructions on the proxy cards in each set of the proxy materials to ensure that all of your shares are voted.

How can I find out the results of the voting at the special meeting?

Preliminary voting results will be announced at the special meeting. Final voting results will be published in a Current Report on Form 8-K that we expect to file with the U.S. Securities and Exchange Commission (“SEC”) within four business days after the special meeting. If final voting results are not available to us to timely file a Form 8-K, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who is paying for this proxy solicitation?

The Adviser will bear the cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and other custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. The Company intends to use the services of Alliance Advisors, LLC (“Alliance”) to aid in the distribution and collection of proxies for an estimated fee of approximately $[●] plus pass through charges, payable by the Adviser. Alliance could contact you by telephone on behalf of the Company and urge you to vote. Alliance will not attempt to influence how you vote your shares, but will only ask that you take the time to cast a vote. The Adviser may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, electronic mail or personal solicitation by directors, officers or other regular employees of the Adviser or Gladstone Administration, LLC (the

“Administrator”). No additional compensation will be paid to directors, officers or other regular employees for such services. In addition to these written proxy materials, our officers and directors may also solicit proxies in person, by telephone or by other means of communication; however, our officers and directors will not be paid any additional compensation for soliciting proxies. The Adviser may also reimburse Brokerage Firms and other agents for the cost of forwarding proxy materials to beneficial owners and obtaining your voting instructions.

What proxy materials are available on the Internet?

The Notice of the Special Meeting and Proxy Statement are also available at www.proxyvote.com.

PROPOSAL 1

APPROVAL OF THE NEW ADVISORY AGREEMENT

We are asking the Company’s stockholders to approve the New Advisory Agreement, pursuant to which the Adviser will continue to serve as the investment adviser to the Company.

Background

The Adviser has provided investment advisory services to the Company since its inception. Subject to the oversight of the Board, the Adviser serves as the Company’s investment adviser and is responsible for managing the Company’s investments on a day-to-day basis. David Gladstone founded the Adviser and has served as Chief Executive Officer and Chairman of the Board of the Company since its inception.

The proposal to approve the New Advisory Agreement is the result of an anticipated change in control of the Adviser. The Adviser was organized as a corporation under the Delaware General Corporation Law on July 2, 2002. From inception, the Adviser has been controlled by David Gladstone. Shortly after approval of the New Advisory Agreement, the Adviser intends to enter into a Voting Trust Agreement, among David Gladstone, Lorna Gladstone, Laura Gladstone, Kent Gladstone and Jessica Martin, each as a trustee and collectively, as the board of trustees of the voting trust (the “Voting Trust Board”), the Adviser and certain stockholders of the Adviser (the “Voting Trust Agreement”), pursuant to which David Gladstone will deposit all of his indirect interests in the Adviser, which represented 100% of the voting and economic interests thereof, with the voting trust.

Pursuant to the Voting Trust Agreement, prior to its Effective Date (as defined below) David Gladstone will, in his sole discretion, have the full, exclusive and unqualified right and power to vote in person or by proxy all of the shares of common stock of the Adviser deposited with the voting trust at all meetings of the stockholders of the Adviser in respect of any and all matters on which the stockholders of the Adviser are entitled to vote under the Adviser’s certificate of incorporation or applicable law, to give consents in lieu of voting such shares of common stock of the Adviser at a meeting of the stockholders of the Adviser in respect of any and all matters on which stockholders of the Adviser are entitled to vote under its certificate of incorporation or applicable law, to enter into voting agreements, waive notice of any meeting of stockholders of the Adviser in respect of such shares of common stock of the Adviser and to grant proxies with respect to all such shares of common stock of the Adviser with respect to any lawful corporate action (collectively, the “Voting Powers”). Commencing on the Effective Date, the Voting Trust Board shall have the full, exclusive and unqualified right and power to exercise the Voting Powers. Each member of the Voting Trust Board shall hold 20% of the voting power of the Voting Trust Board as of the Effective Date. The “Effective Date” shall occur on the earliest of (i) the death of David Gladstone, (ii) David Gladstone’s election (in his sole discretion) and (iii) five years from the date the Voting Trust Agreement is entered into. Following entry into the Voting Trust Agreement, the current members of senior management of the Adviser will continue to manage the day-to-day aspects of the Adviser. Because David Gladstone indirectly beneficially owns greater than 25% of the voting shares of the Company, and because all power to vote these shares will be transferred to the Voting Trust Board by the Voting Trust Agreement, a “change in control” of the Adviser will be deemed to have occurred under the 1940 Act as a result of the occurrence of the Effective Date. However, all of the current key portfolio management personnel of the Adviser are currently expected to continue their relationship with the Adviser.

Section 2(a)(4) of the 1940 Act provides that the transfer of a controlling interest of an investment adviser, such as will be caused by the change in control, constitutes an “assignment,” and Section 15(a) of the 1940 Act provides that any investment advisory contract must terminate on its “assignment.” Effective upon the change in control, the then-existing investment advisory agreement between the Company and the Adviser (the “Original Advisory Agreement”) will terminate. In order for the Adviser to continue serving as the Company’s investment adviser following the termination of the Original Advisory Agreement, the Company’s stockholders must approve a new investment advisory agreement for the Company. As a result, we are asking the Company’s stockholders to approve the New Advisory Agreement.

The 1940 Act requires that the New Advisory Agreement be approved by the Company’s stockholders in order for it to become effective. At an in-person meeting held August 22, 2023, the Board discussed whether it would be in the best interests of the Company to approve the New Advisory Agreement, to take effect as of the date such agreement is approved by the Company’s stockholders pursuant to the Proposal. The Board, including all of the independent directors, unanimously approved the New Advisory Agreement and recommended that it be submitted to the Company’s stockholders for approval at the special meeting.

There are no changes to the terms of the Original Advisory Agreement in the New Advisory Agreement, including the fee structure and services to be provided.

If the Proposal is approved by the Company’s stockholders, the New Advisory Agreement is expected to be entered into by the Company and the Adviser on the date following receipt of stockholder approval of the Proposal. If the Proposal is not approved by the Company’s stockholders, the Board will consider alternatives for the Company, including seeking subsequent approval of a new investment advisory agreement by the Company’s stockholders.

Summary of the New Advisory Agreement

A copy of the form of the New Advisory Agreement, marked against the Original Advisory Agreement, is attached to this proxy statement as Exhibit A. The following description of the material terms of the New Advisory Agreement is only a summary and is qualified in its entirety by reference to Exhibit A.

Duration and Termination

The Original Advisory Agreement originally was in effect for an initial two-year term and was continued thereafter for a one-year period following annual approval in the manner required by the 1940 Act. If the stockholders of the Company approve the New Advisory Agreement for the Company, the New Advisory Agreement will be in effect for an initial two-year term and will continue thereafter for successive one-year periods following annual approval in the manner required by the 1940 Act.

Like the Original Advisory Agreement, the New Advisory Agreement may be terminated without penalty (i) by vote of the Board, or by vote of a majority of the outstanding voting securities of the

Company or (ii) by the Adviser, each upon not less than sixty (60) days’ written notice to the other. In addition, each of the Original Advisory Agreement and the New Advisory Agreement will terminate automatically in the event of its assignment.

Advisory Services

Subject to the overall supervision of our Board, the Adviser manages the day-to-day operations of, and provides investment management services to us. Under each of the Original Investment Advisory Agreement and New Advisory Agreement, the Adviser (i) determines the composition of our portfolio, the nature and timing of the changes to our portfolio and the manner of implementing such changes; (ii) identifies, evaluates and negotiates the structure of the investments we make (including performing due diligence on our prospective portfolio companies); (iii) closes, monitors and administers the investments we make, including the exercise of any voting or consent rights (iv) determines the securities and other assets that the Company will purchase, retain, or sell; (v) performs due diligence on prospective portfolio companies; and (vi) provides the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds.

Advisory Fees

Each of the Original Advisory Agreement and New Advisory Agreement provide that the Adviser receives a base management fee and an incentive fee.

Additionally, pursuant to the requirements of the 1940 Act, the Adviser makes available significant managerial assistance to our portfolio companies. The Adviser may also provide other services to our portfolio companies under certain agreements and may receive fees for services other than managerial assistance. Such services may include: (i) assistance obtaining, sourcing or structuring credit facilities, long term loans or additional equity from unaffiliated third parties; (ii) negotiating important contractual financial relationships; (iii) consulting services regarding restructuring of the portfolio company and financial modeling as it relates to raising additional debt and equity capital from unaffiliated third parties; and (iv) taking a primary role in interviewing, vetting and negotiating employment contracts with candidates in connection with adding and retaining key portfolio company management team members. The Adviser non-contractually, unconditionally, and irrevocably credits 100% of any fees for such services against the base management fee that we would otherwise be required to pay to the Adviser. The Adviser additionally non-contractually, unconditionally, and irrevocably credits back to us 100% of the loan servicing fees described below under “Certain Transactions—Loan Servicing Fees”.

After giving effect to the amount of management fees credited back to us by the Adviser, for the fiscal year ended March 31, 2023, the Adviser earned an aggregate amount of $20.2 million under the Original Advisory Agreement, which represents management fees and incentive fees in the amount of $11.0 million and $9.2 million, respectively. The New Advisory Agreement includes the same base management fee and incentive fee currently in place under the Original Advisory Agreement.

Management Fee

The base management fee is calculated at an annual rate of 2.00% of our gross assets, excluding cash and cash equivalents but including assets purchased with borrowed funds, and is payable quarterly in arrears. The base management fee is calculated based on the average value of the Company’s gross assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter. Base investment advisory fees for any partial month or quarter are appropriately pro rated.

Incentive Fee

The incentive fee consists of two components, the income-based incentive fee and the capital gains-based incentive fee, that are independent of each other, with the result that one component may be payable even if the other is not.

The Advisory Agreement also provides for an incentive fee, which consists of two parts: an income-based incentive fee and a capital gains-based incentive fee. The income-based incentive fee rewards the Adviser if our quarterly net investment income (before giving effect to any incentive fee) exceeds 1.75% of our net assets, which we define as total assets less liabilities and before taking into account any incentive fees payable or contractually due but not payable during the period (the “hurdle rate”), at the end of the immediately preceding calendar quarter. We pay our Adviser an income-based incentive fee with respect to our pre-incentive fee net investment income in each calendar quarter as follows:

•	no incentive fee in any calendar quarter in which our pre-incentive fee net investment income does not exceed the hurdle rate;

•

100.0% of our pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than 2.1875% of our net assets, adjusted appropriately for any share issuances or repurchases during the period, in any calendar quarter; and

•

20.0% of the amount of our pre-incentive fee net investment income, if any, that exceeds 2.1875% of our net assets, adjusted appropriately for any share issuances or repurchases during the period, in any calendar quarter.

The second part of the incentive fee is a capital gains-based incentive fee that is determined and payable in arrears as of the end of each fiscal year (or upon termination of the Advisory Agreement, as of the termination date), and equals 20% of our realized capital gains, less any realized capital losses and unrealized depreciation, calculated as of the end of the preceding calendar year. The capital gains-based incentive fee payable to the Adviser is calculated based on (i) cumulative aggregate realized capital gains since our inception, less (ii) cumulative aggregate realized capital losses since our inception, less (iii) the entire portfolio’s aggregate unrealized capital depreciation, if any, as of the date of the calculation. If this number is positive at the applicable calculation date, then the capital gains-based incentive fee for such year equals 20.0% of such amount, less the aggregate amount of any capital gains-based incentive fees paid in respect of our portfolio in all prior years.

Examples of how the incentive fee would be calculated are as follows:

•	Assuming pre-incentive fee net investment income of 0.55%, there would be no income-based incentive fee because such income would not exceed the hurdle rate of 1.75%.

•	Assuming pre-incentive fee net investment income of 2.00%, the income-based incentive fee would be as follows:

= 100% × (2.00% - 1.75%)

= 0.25%

•	Assuming pre-incentive fee net investment income of 2.30%, the income-based incentive fee would be as follows:

= (100% × (“catch-up”: 2.1875% - 1.75%)) + (20% × (2.30% - 2.1875%))

= (100% × 0.4375%) + (20% × 0.1125%)

= 0.4375% + 0.0225%

= 0.46%

•	Assuming net realized capital gains of 6% and realized capital losses and unrealized capital depreciation of 1%, the capital gains-based incentive fee would be as follows:

= 20% × (6% - 1%)

= 20% × 5%

= 1%

Other Provisions

Limitation of Liability and Indemnification

Each of the Original Advisory Agreement and the New Advisory Agreement provides that, absent willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of the reckless disregard of their duties and obligations (as the same may be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder), our Adviser and its officers, managers, agents, employees, controlling persons, members and any other person or entity affiliated with them are entitled to indemnification from us for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of our Adviser’s services under the Original Advisory Agreement and New Advisory Agreement, or otherwise as an investment adviser of ours.

Approval

The Original Advisory Agreement was most recently approved by the Board, including a majority of the independent directors, on July 11, 2023, and was last approved by the Company’s stockholders on June 22, 2005.

Executive Officers and Directors of the Adviser

Information regarding the directors and principal executive officers of the Adviser before and after the change of control is set forth below. The Adviser is 100% indirectly owned and controlled by David

Gladstone. The address of David Gladstone, the Adviser and its executive officers is 1521 Westbranch Drive, Suite 100, McLean, Virginia 22102. The following are the directors and executive officers of the Adviser and employees of the Adviser who are officers or directors of the Company:

Before the Change of Control

Name	Position with Adviser	Principal Occupation/Position with the Company
David Gladstone	Chairman and Chief Executive Officer	Chairman and Chief Executive Officer

Terry Lee Brubaker	Vice Chairman and Chief Operating Officer	Chief Operating Officer and Assistant Secretary

Michael Malesardi	Chief Financial Officer and Treasurer	N/A

Michael LiCalsi	General Counsel and Secretary	General Counsel and Secretary

Jack Dellafiora	Chief Compliance Officer	Chief Compliance Officer

Paula Novara	Head of Resources Management	Director; Head of Resources Management

David A.R. Dullum	Executive Vice President of Private Equity (Buyouts)	President

After the Change of Control

Name	Position with Adviser	Principal Occupation/Position with the Company
David Gladstone	Chairman and Chief Executive Officer	Chairman and Chief Executive Officer

Terry Lee Brubaker	Vice Chairman and Chief Operating Officer	Chief Operating Officer and Assistant Secretary

Michael Malesardi	Chief Financial Officer and Treasurer	N/A

Michael LiCalsi	General Counsel and Secretary	General Counsel and Secretary

Jack Dellafiora	Chief Compliance Officer	Chief Compliance Officer

Paula Novara	Head of Resources Management	Director; Head of Resources Management

David A.R. Dullum	Executive Vice President of Private Equity (Buyouts)	President

Recommendation of the Board

The Board believes that the terms and conditions of the New Advisory Agreement are fair to, and in the best interests of, the Company and its stockholders. The Board believes that, upon stockholder approval of the Proposal, the Adviser will continue providing the same level of services as it currently provides under the Original Advisory Agreement. The Board was presented with information demonstrating that the New Advisory Agreement would enable the Company’s stockholders to continue to obtain quality services at a cost that was fair and reasonable.

The Board noted that the terms of the New Advisory Agreement, including the fees payable thereunder, are identical to those of the Original Advisory Agreement relating to the Company. The Board considered that the services to be provided and the standard of care under the New Advisory Agreement are the same as the Original Advisory Agreement. The Board noted the change in control of the Adviser does not alter the Adviser’s responsibilities and that the Adviser had indicated that it did not anticipate any material changes to the services provided to the Company as a result of the change in control. The Board also observed that approval of the New Advisory Agreement now would allow for continuity of the provision of services to the Company in the event of the death of Mr. Gladstone.

In considering the New Advisory Agreement, the Board took into consideration (i) the nature, extent and quality of the advisory and other services provided by the Adviser under the Original Advisory Agreement; (ii) historical performance of the Company; (iii) comparative data with respect to advisory fees or similar expenses paid by other business development companies with similar investment objectives; (iv) the Company’s projected operating expenses and expense ratio compared to business development companies with similar investment objectives; (v) any existing and potential sources of indirect income to the Adviser or the Administrator from their relationships with the Company and the profitability of those relationships; (vi) information about the services to be performed and the personnel performing such services under the Original Advisory Agreement; (vii) the organizational capability and financial condition of the Adviser and its affiliates; (viii) the Adviser’s practices regarding the selection and compensation of brokers that may execute the Company’s portfolio transactions and the brokers’ provision of brokerage and research services to the Adviser; (ix) the possibility of obtaining similar services from other third party service providers or through an internally managed structure; and (x) other factors the Board deemed to be relevant. In its deliberations, the Board did not identify any single piece of information discussed below that was all-important, controlling or determinative of its decision.

Nature, Extent and Quality of Services Provided

The Board considered the Adviser’s specific responsibilities in all aspects of day-to-day management of the Company, noting that the services to be provided under the New Advisory Agreement are identical to those services provided under the Original Advisory Agreement. In particular, they noted that the Adviser has served as the Company’s investment adviser since 2005.

In considering the nature, extent and quality of the services to be provided by the Adviser, the Board considered the quality of the Adviser’s compliance infrastructure and past reports from the Company’s Chief Compliance Officer. The Board noted that it had previously reviewed the Adviser’s registration on Form ADV, as well as the response of the Adviser to a detailed series of questions which included, among other things, information about the background and experience of the Adviser’s management and staff. The Board also considered its experience with the Adviser providing investment management services to the Company.

The Board also considered other services to be provided to the Company, such as monitoring adherence to the Company’s investment guidelines and monitoring compliance with various Company policies and procedures and with applicable securities regulations. Based on the factors above, as well as those discussed below, the Board concluded that it was satisfied with the nature, extent and quality of the services to be provided to the Company by the Adviser.

Comparison of Management Fee and Expense Ratio to Other Business Development Companies

The Board reviewed and considered comparative data with respect to the expense ratios and the amount and structure of the expenses paid by other externally managed business development companies. The Board noted that the Company’s base management fee of 2.00% was within the range of base management fees charged by other similar externally managed business development companies. The Board also discussed that the incentive fee was consistent with the range of other externally managed business development companies. The comparative data assisted the Board in assessing the fairness and reasonableness of the management and incentive fees to be paid under the New Advisory Agreement as well as the total estimated expenses to be paid by the Company. Based on the information reviewed and the considerations detailed above, the Board, including the independent directors, concluded that the fee and expense structure is fair and reasonable in relation to the services provided.

Experience of Management Team and Personnel

The Board discussed the experience of current key personnel of the Adviser and its affiliates. The Board considered that all of the current key portfolio management personnel of the Adviser are currently expected to continue their relationship with the Adviser.

Historical Performance

The Board considered that the Adviser has demonstrated a strong track record of funding portfolio companies as well as the historical management of the Company by the Adviser. Based on the information reviewed, the Board concluded that it was satisfied by the historical performance of the Adviser.

Costs of Services Provided and Economies of Scale

The Board considered the costs incurred by the Company and the Adviser to provide services to the Company, the expected costs to be incurred by the Adviser, the profit that the Adviser may realize, and the Adviser’s financial condition. Based on its review, the Board concluded that the Adviser is financially able to provide the Company with the services enumerated in the New Advisory Agreement.

The Board considered the extent to which economies of scale may be realized as the Company grows, but concluded that material economies of scale are unlikely given the amount of time and effort involved in originating investments consistent with the Company’s current investment strategy limits the Company’s ability to realize economies of scale regardless of the Company’s size.

Conclusion

No single factor was determinative of the Board’s decision to approve the New Advisory Agreement; rather, the Board based its determination on the total mix of information available to it. Based on a consideration of all the factors in their totality, the Board, including a majority of the independent directors, determined that the New Advisory Agreement, including the compensation payable under the agreement, was fair and reasonable to the Company. The Board, including each of the independent directors, therefore determined that the approval of the New Advisory Agreement was in the best interests of the Company and its stockholders.

THE BOARD, INCLUDING EACH OF THE INDEPENDENT DIRECTORS, UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE NEW ADVISORY AGREEMENT.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the common stock of the Company as of September [●], 2023, by: (i) each current director; (ii) each of our named executive officers; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than 5% of our common stock. Except as otherwise noted, the address of the individuals below is c/o Gladstone Investment Corporation, 1521 Westbranch Drive, Suite 100, McLean, VA 22102. As of September [●], 2023, no independent director (or his/her immediate family members) owned securities of our Adviser.

Beneficial Ownership of Common Stock (1)(2)
Name and Address	Number of Common Shares		Percent of Total Common Shares
Directors:
Paul W. Adelgren	[●	]		*
Michela A. English	[●	](3)		*
David Gladstone	[●	](4)	[	●]
Paula Novara	[●	]		*
John H. Outland	[●	]		*
Anthony W. Parker	[●	]		*
Walter H. Wilkinson, Jr.	[●	]		*
Named Executive Officers (that are not also Directors):
Rachael Easton	[●	]		*
All executive officers and directors as a group (10 persons) (5)	[●	]	[	●]%

*	Less than 1%
(1)

This table is based upon information supplied by executive officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and sole investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on [●] shares of common stock outstanding on September [●], 2023.

(2)	Ownership calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”).
(3)	Includes [●] shares that are pledged as collateral in connection with a margin account.
(4)	Includes [●] shares held indirectly through The Gladstone Companies, Ltd.
(5)	There are no employees compensated by the Company. All the employees are compensated by the Adviser and/or Administrator.

The following table sets forth, as of September [●], 2023, the dollar range of equity securities that are beneficially owned by each of our directors in the Company and in both the Company and Gladstone

Capital Corporation in the aggregate. Gladstone Capital Corporation is our affiliate and a business development company that is also externally managed by our Adviser.

Name	Dollar Range of Equity Securities of the Company Owned by Director (1)(2)	Aggregate Dollar Range of Equity Securities in All Funds Overseen or to be Overseen by Director in Family of Investment Companies (1)(2)
Interested Directors:
David Gladstone	Over $100,000	Over $100,000
Paula Novara	$10,000-$50,000	$10,000-$50,000

Independent Directors:
Paul W. Adelgren	Over $100,000	Over $100,000
Michela A. English	$10,000-$50,000	$10,000-$50,000
John H. Outland	$50,000-$100,000	Over $100,000
Anthony W. Parker	Over $100,000	Over $100,000
Walter H. Wilkinson, Jr.	Over $100,000	Over $100,000

(1)	Ownership is calculated in accordance with Rule 16a-1(a)(2) of the 1934 Act.
(2)

The dollar range of equity securities beneficially owned is calculated by multiplying the closing price of the respective class as reported on The Nasdaq Global Select Market as of September [●], 2023, by the number of shares of the respective class so beneficially owned and aggregated accordingly.

Gladstone Commercial Corporation, our affiliate and a real estate investment trust, is also managed by our Adviser. The following table sets forth certain information regarding the ownership of the common and preferred stock of Gladstone Commercial Corporation as of September [●], 2023, by each independent director. As of September [●], 2023, none of our independent directors owns any class of stock of Gladstone Commercial Corporation, other than common stock.

Name	Number of Common Shares		Percent of Class of Common Shares	Value of Securities($) (1)
Independent Directors:
Paul W. Adelgren	[	●]	*	$	[	●]
Michela A. English	[	●](2)	*	$	[	●]
John H. Outland	[	●]	*	$	[	●]
Anthony W. Parker	[	●]	*	$	[	●]
Walter H. Wilkinson, Jr.	[	●]	*	$	[	●]

*	Less than 1%
(1)

Ownership calculated in accordance with Rule 16a-1(a)(2) of the 1934 Act. The value of securities beneficially owned is calculated by multiplying the closing price of the respective class as reported on The Nasdaq Global Select Market as of September [●], 2023, by the number of shares of the respective class so beneficially owned and aggregated accordingly.

(2)	Includes [●] shares that are pledged as collateral in connection with a margin account.

Gladstone Land Corporation, our affiliate and a real estate investment trust, is also managed by our Adviser. The following table sets forth certain information regarding the ownership of the common stock of Gladstone Land Corporation as of September [●], 2023, by each independent director. As of September [●], 2023, none of our independent directors owns any preferred stock of Gladstone Land Corporation.

Name	Number of Common Shares		Percent of Class of Common Shares	Value of Securities($) (1)
Paul W. Adelgren	[	●]	*	$	[	●]
Michela A. English	[	●](2)	*	$	[	●]
John H. Outland	[	●]	*	$	[	●]
Anthony W. Parker	[	●]	*	$	[	●]
Walter H. Wilkinson, Jr.	[	●]	*	$	[	●]

*	Less than 1%
(1)

Ownership calculated in accordance with Rule 16a-1(a)(2) of the 1934 Act. The value of securities beneficially owned is calculated by multiplying the closing price of the respective class as reported on The Nasdaq Global Market as of September [●], 2023, by the number of shares of the respective class so beneficially owned and aggregated accordingly.

(2)	Includes [●] shares that are pledged as collateral in connection with a margin account.

Insider Trading Policy

The Company has adopted a Code of Ethics that, among other things, prohibits directors, officers and other employees of Gladstone Land Corporation, Gladstone Commercial Corporation or Gladstone Capital Corporation (collectively, with the Company, the “Funds”), the Company, the Administrator or the Adviser, including such persons’ immediate family members, from entering into a short sale transaction or trading in options (including puts and calls), warrants, convertible securities, appreciation rights or other derivative securities, with respect to the Company’s securities (or securities of the Funds) or use any other derivative transaction or instrument to take a short position in respect of such Fund’s securities.

CERTAIN TRANSACTIONS

Administration Agreement

Under the Administration Agreement, we pay separately for administrative services including record keeping and regulatory compliance functions. Payments under the Administration Agreement are equal to our allocable portion of our Administrator’s overhead expenses in performing its obligations under the Administration Agreement, including rent for the space occupied by our Administrator, and our allocable portion of the salaries, bonuses, and benefits expenses of our chief financial officer, treasurer, chief valuation officer, chief compliance officer, general counsel and secretary and their respective staffs. Our allocable portion of the Administrator’s expenses are generally derived by multiplying our Administrator’s total expenses by the approximate amount of time the Administrator’s employees perform services for us in relation to their time spent performing services of all companies serviced by our Administrator under contractual agreements.

Our Administrator is 100% indirectly owned and controlled by David Gladstone, the chairman of our Board and our chief executive officer. Mr. Gladstone is also the chairman of the board of directors and chief executive officer of our Adviser. Terry Lee Brubaker, our chief operating officer and assistant secretary, is a member of the board of directors of our Adviser and its vice chairman, chief operating officer and assistant secretary. Ms. Novara, a member of our Board, is Head of Human Resources, Facilities & Office Management and IT of our Adviser. Although we believe that the terms of the Administration Agreement are no less favorable to us than those that could be obtained from unaffiliated third parties in arms’ length transactions, our Administrator, their officers and their directors have a material interest in the terms of these agreements.

The principal executive office of the Administrator is located at 1521 Westbranch Drive, Suite 100, McLean, Virginia 22102.

Loan Servicing Fee

The Adviser also services the loans held by Gladstone Business Investment, LLC (“Business Investment”), the borrower under our line of credit, in return for which the Adviser receives a 2.0% annual fee payable monthly based on the aggregate outstanding balance of loans pledged under our line of credit. Since Business Investment is a consolidated subsidiary of ours, and the total base management fee paid to the Adviser pursuant to the Original Advisory Agreement cannot exceed 2.0% of total assets (including investments made with proceeds of borrowings, less any uninvested cash and cash equivalents resulting from borrowings) during any given calendar year, we treat payment of the loan servicing fee pursuant to our line of credit as a pre-payment of a portion of the base management fee under the Original Advisory Agreement. Accordingly, these loan servicing fees are 100% voluntarily, irrevocably and unconditionally credited back to us by the Adviser. Loan servicing fees of approximately $7.9 million were incurred for the fiscal year ended March 31, 2023, all of which were directly credited against the amount of the base management fee due to our Adviser under the Original Advisory Agreement.

Investment Banking Services

Gladstone Securities, an affiliated broker dealer which is 100% indirectly owned and controlled by David Gladstone, provides investment banking services to most of our portfolio companies for which it receives a fee (paid by such portfolio companies) in an amount not greater than 1% of each investment at closing. Messrs. LiCalsi and Dellafiora serve on the board of managers of Gladstone Securities and certain of the employees of the Adviser, who are also registered representatives of Gladstone Securities, perform the investment banking services on behalf of Gladstone Securities. Any such fees paid by portfolio companies to Gladstone Securities do not impact the fees we pay to the Adviser or the non-contractual, unconditional, and irrevocable credits against the base management fee. Therefore, they are not credited back to the Company and are entirely retained by Gladstone Securities. The fees received by Gladstone Securities from portfolio companies during the year ended March 31, 2023 totaled $1.6 million.

Conflict of Interest Policy

We have adopted written policies to reduce potential conflicts of interest. In addition, our directors are subject to certain provisions of Delaware law (as we are a Delaware corporation) that are designed to minimize conflicts. Under our current conflict of interest policy, without the approval of a “required majority,” as defined under the 1940 Act, which means both a majority of directors who have no financial interest in the transaction and a majority of directors who are not interested persons of ours, we will not:

•	acquire from or sell to any of our officers, directors or employees, or any entity in which any of our officers, directors or employees has an interest of more than 5%, any assets or other property;

•	borrow from any of our directors, officers or employees, or any entity in which any of our officers, directors or employees has an interest of more than 5%; or

•

engage in any other transaction with any of our directors, officers or employees, or any entity in which any of our directors, officers or employees has an interest of more than 5% (except that our Adviser may lease office space in a building that we own, provided that the rental rate under the lease is determined by our independent directors to be at a fair market rate).

Where allowed by applicable rules and regulations, from time to time we may enter into transactions with our Adviser or one or more of its affiliates. A required majority of our directors, as defined under the 1940 Act, must approve all such transactions with our Adviser or its affiliates.

Indemnification

In our certificate of incorporation and bylaws, we have agreed to indemnify certain officers and directors by providing, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as our director, officer or other agent, to the fullest extent permitted under Delaware law and our bylaws. Notwithstanding the foregoing, the indemnification provisions shall not protect any officer or director from liability to us or our stockholders as a result of any action that would constitute willful misfeasance, bad faith or gross negligence in the performance of such officer’s or director’s duties, or reckless disregard of his or her obligations and duties.

Each of the Original Advisory Agreement and Administration Agreement provides, and the New Advisory Agreement will provide, that, absent willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of the reckless disregard of their duties and obligations (as the same may be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder), our Adviser, our Administrator and their respective officers, managers, agents, employees, controlling persons, members and any other person or entity affiliated with them are entitled to indemnification from us for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of our Adviser’s or Administrator’s services under the Original Advisory Agreement, Administration Agreement or New Advisory Agreement, respectively, or otherwise as an investment adviser of ours.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

In connection with the special meeting, a number of brokers with account holders who are Gladstone Investment Corporation stockholders will be “householding” our proxy materials. A single set of meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of meeting materials, please notify your broker. Stockholders who currently receive multiple copies of meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers. Stockholders of record can direct their written request for “householding” or to receive separate proxy materials to Investor Relations at 1521 Westbranch Drive, Suite 100, McLean, Virginia 22102 or call our toll-free investor relations line at (866) 366-5745.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the special meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

We will furnish, without charge, a copy of our Annual Report on Form 10-K for the year ended March 31, 2023, including consolidated financial statements, but not including exhibits, to each of our stockholders of record on September [●], 2023, and to each beneficial stockholder on that date upon written request made to our secretary at 1521 Westbranch Drive, Suite 100, McLean, Virginia 22102 or by calling toll-free (866) 366-5745. Such request must set forth a good faith representation that the requesting party was a beneficial owner of our common stock on September [●], 2023. The Annual Report with exhibits is also available at no cost through the SEC’s EDGAR database available at www.sec.gov.

SUBMISSION OF STOCKHOLDER PROPOSALS

We will consider for inclusion in our proxy materials for the 2024 annual meeting proposals that we receive not later than February 17, 2024 and that comply with all applicable requirements of Rule 14a-8 promulgated under the 1934 Act, and our bylaws. Stockholders must submit their proposals to our secretary at 1521 Westbranch Drive, Suite 100, McLean, Virginia 22102.

In addition, any stockholder who wishes to propose a nominee to our Board or propose any other business to be considered by the stockholders (other than a stockholder proposal to be included in our proxy materials pursuant to Rule 14a-8 of the 1934 Act) must comply with the advance notice provisions and other requirements of Article III, Section 5 of our bylaws, a copy of which is on file with the SEC and may be obtained without charge from our secretary upon request.

These notice provisions require that nominations of persons for election to our Board and proposals of business to be considered by the stockholders for the 2024 annual meeting must be made in writing and submitted to our secretary at the address above no earlier than April 5, 2024 (120 days before the first anniversary of our 2023 annual meeting) and not later than May 5, 2024 (90 days before the first anniversary of the 2023 annual meeting). You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

By Order of the Board of Directors

Michael LiCalsi
General Counsel and Secretary

September [●], 2023